Exhibit 99.2

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

C O R P O R A T E P A R T I C I P A N T S

Robert Fink, FNK IR, LLC

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Elliot Alper, D.A. Davidson

Ananda Baruah, Loop Capital Markets

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Park City Group Fiscal Fourth Quarter and Full Year 2020 Earnings Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Rob Fink with FNK IR.

Mr. Fink, you may begin.

Robert Fink

Thank you, Operator.

Good afternoon, everyone. Thank you for joining us today for Park City Group's Fiscal Fourth Quarter and Full Year 2020 Earnings Conference Call. Hosting the call today are Randy Fields, Park City Group’s CEO and Chairman, and John Merrill, Park City Group’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations.

Park City Group Management are subject to risks and uncertainties which could cause actual results to differ from those forward-looking statements. Such risks are fully discussed in the Company's filings with the Security and Exchange Commission. The information set forth herein should be considered in light of such risks.

Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release over-viewing the financial results that will be discussed on today's conference call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I’d now like to turn the call over to John Merrill.

John, the call is yours.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

John Merrill

Thanks, Rob.

Good afternoon, everyone.

Today we report financial results for the fourth fiscal quarter and full year Fiscal 2020 ending on June 30. Jumping right in, the annual results reflect recurring revenue for our software business grew 13%. Recurring revenue for the software business is 98%. Marketplace revenue grew 62%. We grew Tier 2 customers 75% from 60 in 2019 to 105 in 2020. Cash from operations was $4.2 million. We have the strongest balance sheet in the Company's history, and recognize continued profitability.

I’m pleased with what we are able to achieve given the circumstances. For the full year, total topline revenue was down 5% due to our planned transition of one-time software revenue in favor of SaaS or recurring revenue. This was part of our stated strategy. However, as you will see in the fourth quarter, we delivered top and bottom line growth while simultaneously strengthening our balance sheet and generating increasing free cash flow despite significant uncertainty and challenges given the COVID environment.

Before we get into the numbers, I believe it is important to reiterate that we have three legs of the stool, or products, sold in two different ways. First, we have a Software-as-a-Service business, or SaaS, which includes our compliance and supply chain products. Historically, those products have been sold as software recurring subscription revenue and approximately $4 million to $6 million in annual non-recurring one-time license and service revenue.

As we said in 2019, we made the decision to focus our efforts on transitioning non-recurring software revenue to recurring. As of June 30, 2020, 98% of our software business is now recurring revenue. To put that in perspective, in June 2019 and June 2018 the percentage of our software business that was recurring was 77% and 69% respectively. Transitioning was no easy feat.

Despite our efforts to eliminate all one-time software revenue, as I’ve previously communicated, there will always be a small portion of customers who will buy, meaning license, versus rent, meaning subscription. However, now one-time software revenue in our business has been reduced to approximately $400,000 in Fiscal 2020.

The second revenue stream in our business is Marketplace, which allows buyers and sellers to source hard-to-find things within our network of 20,000 embedded retailers and their suppliers. Sometimes we act as the agent, charging a nominal commission or fee; and other times we are the principal, whereby we buy, hold and sell goods for a markup. As you know Marketplace is largely transactional and inherently unpredictable. The size and scope of transactions can vary from quarter-to-quarter based on seasonality, buyer preferences, pricing, and the latest demand for those hard-to-find things.

Because we sit between buyer and seller, our margin, whether it is a mark-up of goods or commission, is substantially less than what we get in the software side of the business. As we have indicated before, gross margin on incremental revenue over our software business base is approximately 80% to 85%. Conversely, Marketplace is on average roughly 5%.

While both the software and Marketplace components of our business are difficult to separate from our business strategy and software suite, our overall offering to our customers is a combination of solutions that enable customers to be compliant, have more actionable visibility into their supply chain, simultaneously replacing vendors, diversifying product offerings, and sourcing hard to find items.

Why is this important, you may ask? For Investors, this means that we now have a more predictable, profitable software business, which fully covers our fixed cost, and recurring revenue has grown at double-digit rate. We also have a transactional business, Marketplace, which is challenging to predict, contributes lower margin, yet adds incremental revenue while providing value to our customers, which facilitates cross-sell. I believe it is important to make this distinction with respect to our businesses.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

An obvious question given the pandemic is, how has COVID-19 affected the business and customers? COVID challenges have, in the short term, elongated our sales cycle. Decision making has been delayed, and some partners have needed extra time to pay. In my view this is temporary, and we will support our customers where we can while they focus on stocking their shelves. Nonetheless, the pandemic has reinforced the supply chain visibility, and effective management is critical for our customers. We believe, in the long term, this partnership will benefit PCG.

Furthermore, we expect to further penetrate and expand our existing customer base - simply put, farm the network - and we believe that the new normal post-COVID may offer opportunities of incremental compliance and supply chain logistics to both new and existing customers. In the interim, Marketplace has benefited from sales of hard-to-find goods, including personal protective equipment, which includes gloves, mask, thermometers, and other items that have been difficult to reliably source during the pandemic. This resulted in Marketplace growth in the fourth quarter. Marketplace revenue was up 177% to $1.3 million in the June quarter.

Despite COVID, our strategy has not changed. We remain committed to what we have said before: focus on recurring software revenue and replace one-time; reduce operating expenses, non-Marketplace costs; generate cash; strengthen our balance sheet; drive earnings; and grow the network, grow the network, grow the network. As I've said before, a solid balance sheet isn't just nice to have: our customers demand it now more than ever before. The pandemic changes nothing; it only reinforces our focus.

Turning to the numbers, let me start with the fourth quarter. Fiscal Fourth Quarter 2020 revenue was $5.8 million, up 24% from $4.7 million in the same quarter last year. For fourth quarter Fiscal 2020, total operating expenses increased 20.8% from $4.4 million in Q4 2019 to $5.3 million in Q4 2020. The principal increase in total operating expenses for the quarter of $900,000 is largely a result of Marketplace. Again, Marketplace is incremental revenue with a lower margin.

Sales and marketing expenses decreased from $1.5 million in Q4 2019 to $1.3 million in Q4 2020. This 15% decrease was the result of lower sales travel, trade shows, lower commissions, and to a lesser extent the cost-cutting measures we started at the end of Q3.

G&A costs increased from $1.3 million in Q4 2019 to $1.4 million in the same period 2020. This is primarily a result of increasing our bad debt reserve to be prudent for our customer default, should it occur. The increase in bad debt expense is partially offset by a decrease in cost reductions associated with rent, travel and professional services fees.

For the fourth quarter of Fiscal 2020, GAAP net income was $480,000 or 8% of revenue versus $182,000 or 4% of revenue. GAAP net income to common Shareholders was $333,000 or $0.02 per diluted share compared to $36,000 or $0.00 per diluted share.

Turning to the full-year results, Fiscal 2020 annual revenues were $20 million, compared to $21 million for the year ended June 30, 2019, a decline of 5%. This decrease in total annual revenue was largely a result of $3.7 million planned reduction of one-time software revenue that occurred in 2019 that did not repeat in 2020, partially offset by growth in recurring revenue and Marketplace.

Total recurring software revenue increased 13% year-over-year. Software recurring revenue is now 98%. One-time non-recurring revenue absent Marketplace is now immaterial. For the fiscal year ending June 30, 2020, total operating expense increased 8% from $17.2 million in 2019 to $18.6 million this year.

Let's take a look at the annual expense numbers in a little more detail. Cost of services and product support; for Fiscal Year 2020, cost of services and product support increased from $5.8 million to $7 million. The $1.2 million or 20% increase in COGS reflects a 177% increase in Marketplace revenue and its respective costs.

Sales and marketing; for Fiscal Year 2020, sales and marketing expenses decreased from $6 million to $5.8 million, a 4% decrease. The reduction is the result of lower revenue, professional fees, and lower commission related to lower revenue.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

G&A; for the Fiscal Year 2020, general and administrative expense was $4.9 million versus $4.7 million. This 4% increase or $200,000 is primarily due to an increase in bad debt reserve. While the Company has not experienced or foresees a material customer default, we believe it is prudent given COVID that we increase the allowance for doubtful accounts. This increase was offset with reductions in rent, travel, and professional fees.

Depreciation and amortization; depreciation and amortization expense was $600,000 versus $840,000, 2019 versus 2020. This 40% increase is attributable to the build-out of the Company's headquarters and expansion to the new Nevada data center that occurred in 2019.

A brief overview of Capex; in 2019, the Company expended $1.5 million to move its headquarters to Murray, Utah and complete its data center move to Switch, Inc. in Las Vegas, Nevada. In 2020, the Company expended $650,000 for Capex. The 60% reduction in Capex for Fiscal 2020 is the result of completed projects. As a technology Company, PCG estimates approximately $400,000 to $500,000 per year in annual Capex spending for security, licenses, hardware upgrades, and commuting gear.

Turning now to net income; the full year of Fiscal 2020 GAAP net income was $1.6 million or 8% of revenue versus $3.3 million or 16% of revenue a year ago. GAAP net income to common Shareholders was $1 million or $0.05 per diluted share, compared to $3.3 million or 16% diluted share a year ago.

Turning now to cash flow and cash balances; for Fiscal Year 2020, we generated cash from operations of $4.2 million, compared to $4.6 million in the prior fiscal year, a 9% decline due to lower total revenue. Total cash at the end of Fiscal 2020 was $20.4 million, compared to $18.6 million in the same period in 2019. I want to point out that the $20.4 million cash balance is net of the approximately $2.7 million used to repurchase common stock under the stock buyback plan.

On a final note, on cash and balance sheet strength, remember balance sheet strength is a necessity to our customers, they demand it. Therefore, we anticipate continuing to grow our cash balance through recurring revenue, a well-controlled cost structure, maximizing profitability and generating value for customers and Shareholders.

With respect to our stock buyback program, in March, during the height of COVID uncertainty, we made the prudent decision to halt our buyback program. We did not repurchase any shares during the fourth fiscal quarter. Since the program began in 2019, the Company has repurchased approximately 500,000 shares of common stock for $2.64 million at an average price of $5.28 per share. Those shares were canceled and are no longer in shares outstanding.

The Company has $1.36 million remaining on its existing buyback program and given our foreseeability to generate cash and our current cash position, we may consider opportunistically resuming the program in Fiscal 2021.

Thanks for your time everyone today. At this point, I'll pass the call over to Randy.

Randy?

Randy Fields

Good afternoon, everyone.

About a year ago, we announced our strategic decision to focus our future growth in recurring SaaS revenue. It’s better for the business as a whole, makes the Company easier to understand, and frankly easier to forecast yearly changes in revenue and profitability. We believed then and we believe now that this change will lead to much better our valuations for us and Shareholders.

The change was focused on reducing the one-time revenue that was then inherent in our software business with both our compliance and our supply chain offerings, while continuing - and this is important - while continuing to grow our subscription revenue in those two product groups.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

To reiterate, I'll give you a way of thinking about this. We have three different product groups sold in two different ways. We have compliance products and supply chain products that historically had a mix of subscription and one-time revenue that are now sold almost exclusively on a subscription basis, what we call are SaaS or software business.

Second, we have our Marketplace, which is derived from our customers asking us to help them solve a problem for which we are uniquely qualified, locating hard to find suppliers and items. By its very nature this leads to transactional revenue. Two years ago - and I think this is an important reference point - we had about $6 million of one-time revenue in our software business. This year we've reduced that to approximately $400,000, a difficult but very important accomplishment.

At the same time - and we should have been talking about this more - the underlying recurring software business has been growing substantially, with a compounded growth of 11.4% over the last three years and up to 13% last year. We're very, very proud of that.

We knew this would likely flatten the reported topline revenue levels, which included all that one-time millions of dollars of software revenue, as it's impossible obviously to instantly backfill those millions in one-time fees for subscription revenue. But even though we understood that, we also shared that this transition would have many benefits.

First and foremost, it would make our business more predictable.

Second, over time, it would make us even more profitable. Remember our focus as a Company historically has been to avoid raising cash, to make sure that we look appealing to our customers and maintain our profitability.

Third, it would make us much easier for Investors to understand and model us. Again at the time, if you remember, we thought it would take about two years. We assumed that several customers would continue to prefer to buy rather than rent our solutions.

But here we are about a year later, well ahead of our plan. We've now effectively eliminated almost all of our one-time software revenue. Our one-time revenue last year was less than 2% as of June 30, 2020, and that's down from 23% of the revenue the year before.

In the meantime, the recurring part of our SaaS business did grow substantially, as we said. This success is noteworthy, and frankly may not have been noticed. As a result, we're going into Fiscal 2021 with a $17 million year base of recurring revenue. That's important as our fixed cash costs, excluding the variable costs in Marketplace, are approximately $13 million annually.

Our recurring revenue now more than covers our fixed cash costs, a wise and frankly nice place to be given the uncertainty in the world. As we continue to grow our recurring revenue - and it grew 13% last year, please remember - each incremental dollar in recurring revenue in the SaaS side of our business beyond our current $17 million base should contribute about $0.80 in profit and cash flow. We're very proud of this progress, and we certainly hope that you are too.

We ended the year on a positive note. There is no doubt that the pandemic continues to present challenging circumstances for Park City Group and our customers. The uncertainty in the world is obvious. Uncertainty in fact is never a friend. That said, we're very fortunate that we serve the grocery supply chain, as this segment of the retail industry has held up much better the most of the others in retail. Indeed, the pandemic has exposed the weaknesses of the food supply chain, and those are weakness that we've been working to address for many years.

As our customers shift their focus from the crisis and begin thinking about how to make their supply chain more resilient to meet future challenges, our offerings will be, we hope, at the top of their minds. In the interim, Marketplace is helping them source many items that remain in short supply, source these items from suppliers they can trust. As you can imagine, trustworthy, compliant, vetted suppliers have been in really short supply. The headlines prove this, as you've seen several states and other municipalities and governments for example sadly having fallen victim to substandard suppliers for critical supplies.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

As a result, Marketplace contributed significant transactional revenue to our topline this last quarter. This more than offset a $300,000 decrease in one-time revenue, excluding Marketplace from our supply chain and compliance segment, and proved itself - and this is interesting - to be counter cyclical to the rest of the business. The industry dynamics that serve as long-term secular catalysts for us haven’t changed. In fact, if anything, they've been reinforced.

During times of disruption and crisis, food safety is even more critical, and in fact, it's at the same time harder to ensure. Compliance remains critical but perhaps less urgent. As retailers focused on keeping employees and customers safe, they temporarily put their compliance needs to the side, extending our sales cycle. At the same time though, there are new regulations that are being proposed that will increase the need for what we do - and we are ready.

We continue to think decision delays will only last a short while, while our customers deal with this immediacy that they have in addressing pandemic-induced challenges. Recently, we gained an endorsement of a major food cooperative that's encouraging its members to use us. Obviously, all of these kinds of things help us.

So how do things look for the year 2021? At this point, even given the overall economic uncertainty we all face, we're optimistic about the year. In many cases, but not all, decisions are obviously being made slower. Why? Our customers are locked into day-to-day battles to keep product on the shelves. We understand they simply don't have time for meetings, calls, and taking on new projects.

However, overall, interestingly, our pipeline of both Tier 1 and Tier 2 hubs is now the largest it's ever been. We have numerous possible up-sell opportunities, a few of which have already closed and been agreed to, and will be deployed and revenue producing after the first of the year. What we do is definitely needed, and getting the attention and focus needed by our prospects is our challenge. Patience for sure wins here. Even with delays, the number of Tier 2 hubs grew from 60 in Fiscal 2019 to 105 so far this year.

In addition, our Tier 1 pipeline has recently grown, as Tier 1s are beginning to shift from pandemic related emergencies to addressing their longer-term supply chain, and this obviously will benefit us. However, as the year unfolds, several more of these we're certainly hoping will fall into our win column. In addition, we continue to believe that we can expand our ReposiTrak offering internationally. Pandemic unfortunately has delayed revenue from our new relationship in the U.K., but we are effectively deployed and hopeful revenue will begin in early Calendar 2021.

Simultaneously and again interestingly, we are getting interest from other countries, especially South America. Another emerging opportunity for us involves a reseller channel. Several of our larger customers, including the distribution co-op, which provides private label products to retailers, has recently endorsed ReposiTrak and is beginning to resell it to their members. So we're seeing similar reselling opportunities even in our out-of-stock offering. It's early, but we do view this as a potentially lucrative addition in terms of being a sales channel for us.

The COVID disruption has also markedly increased the importance of a strong balance sheet on our part. In fact, it's no longer an option to be financially strong when you're approaching new customers. We're aware of a few competitive companies that periodically we see in the marketplace finding themselves in financial difficulty. Large retailers cannot afford to do business with vendors or service providers who could be out of business leaving them high and dry.

Visibility in our revenue in short-term certainly remains challenging, obviously for us and everyone else, but quarter-to-quarter changes need to be viewed as a whole. We're still a yearly Company. Our quarters are not how we should be measured. Last year, we had some great and frankly some not so great quarters, but the recurring revenue for the year overall nevertheless was up 13%. Our recurring revenue in the software business, we believe, will grow on an annualized rate in the low double-digit again this year.

Given the COVID uncertainty, our strategy frankly remains unchanged. We will continue to grow recurring revenue, continue to carefully watch our expenses, continue to grow profitability and cash, not only for our customers but obviously for our Shareholders.

With that, I'd like to open the call for questions.

Operator?

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

Operator

Thank you. Our first question comes from Elliot Alper from D.A. Davidson.

Elliot Alper

Great. Thank you.

You've done a great job in maximizing your efforts in recurring revenue, so congrats on that. That said, how should we think about the next 12 months when it comes to the factors that will drive our non-recurring revenue?

Secondly, Amazon reported a 300% increase in the online grocery in the June quarter. Wondering what the implications are to Park City Group?

I just have one follow-up after that. Thank you.

Randy Fields

Okay. So why don't I take them; and John, then if you have something to add, chime in.

First, Amazon. The truth is that Amazon is the enemy of all of our friends. Everyone in the supermarket industry is worried about Amazon, and their primary fear for online activity comes from Amazon. So the better and away that Amazon does, the more that people recognize that they cannot continue to do business the way they have. It’s unsettling, and frankly stirring the pond in this case is in fact good for us.

In terms of—and I think this is a very difficult question. In terms of how we expect the non-recurring revenue to do in the next year, the truth is we don't know yet. We think of the business, and we would encourage you to think this way, is now we have a fully recurring software SaaS business that's going to continue to grow, generates very significant underlining year GAAP profitability - can you imagine that: GAAP profitability - and an additional business that’s a service function to our customers that we call Marketplace.

To a certain extent, Marketplace is derivative of the fact that our compliance work causes our customers to have to rethink suppliers in their supply chain. If we help them uncover a supplier who's not doing the kind of job they ought to be from a compliance perspective, they are naturally going to turn to us for finding other vendors. So we've been doing this as a service.

We think it has very interesting upside, but the fact of the matter is we're resourcing it more heavily this year. That means we're investing in it, but we think it's got interesting upside. We just don't think that we're in a place yet to forecast it. So it's fair to say that if shortages continue for some period of time, then we would expect that hard to find things will be in demand, by definition, and that our Marketplace revenue would be up.

So it's a difficult question to answer. I think if I were an Investor, I would really mostly be focused on the rest of the business.

Elliot Alper

Okay, great.

And then lastly, just from an operating expenses standpoint, how has COVID-19 impacted your expenses? John, I think in the past you've talked about how much money it costs to run your business a year. Is that figure higher or lower now because of COVID?

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

John Merrill

Yes, Randy and I had said this on the third quarter call. We had addressed this when COVID took hold. I have always said, it takes $17 million to run this place; not to get into accounting, but if you look at it from a cash standpoint, forget depreciation, amortization, stock comp and lease amortization, you're just north of $14 million cash. As I had said on the last call, our goal is to reduce the operating spend. If you look back, call it June 30, 2021, we will have reduced our cash spend by about $100,000 a month. I've always said $17 million, but that's been including a bunch of accounting stuff; but COVID is not affecting us anymore now than what we've already chosen to do in and have done.

We’re focused on recurring revenue that now exceeds our cash cost of staying in business absent Marketplace and then some. So COVID really isn’t impacting us, other than what we've done already to reduce these costs. So as contracts come offline or projects complete, I'm comfortable saying that you can look back June 30, 2021, look back 12 months, you will see it about $1.2 million lower absent Marketplace.

Elliot Alper

Okay, great. Thank you both.

Randy Fields

Elliot, let me frame it differently from the CEO’s perspective. We've now created structural profitability in the business, and I have to tell you as CEO and certainly as a Shareholder, it doesn't get much better than that. In other words, our costs - cash costs for being alive, if you will - are now very substantially lower than our forecastable recurring revenue; and that revenue base will grow for the year, not quarter-to-quarter, but for the year will grow, we think in low-double digits. So conceptually, in a way, we think this is a really important milestone for us.

Elliot Alper

Helpful. Thank you.

Operator

Thank you. Our next question comes from Ananda Baruah from Loop Capital Markets.

Ananda Baruah

Hi. Good afternoon, guys. Appreciate you guys taking my questions, and congrats on a second straight solid quarter.

John Merrill

Thanks, Ananda.

Ananda Baruah

Yes, tough environment. Look, Randy, John, to that end, Randy your point about recurring revenue you made a couple of times, when do you lap the sort of revenue headwind from transactional revenue such that all the recurring revenues start to show up as overall revenue growth, you know sort of Marketplace notwithstanding?

Randy Fields

Got it. That's a terrific question. By next quarter, meaning the quarter ending in December, I believe we're pretty much pure-to-pure (phon), and that will as we begin to expose that, you'll see that our topline grows commensurate with our recurring revenue. So we are—if we aren't there now we’re damn close.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

Ananda Baruah

All right. Awesome. That's helpful.

Then you guys—Randy, you mentioned that for Fiscal 2021 you think a low teens recurring revenue growth sounds good. If I go and dust of my notes, I believe that when you guys started this, you actually were thinking, and correct me if I'm wrong, but you actually were thinking that, maybe even a high single-digit normalized for return, not for 2021, but kind of the normalized looked attractive, looks good, wasn't a bad place to think about.

So the question is, is that accurate in that recurring revenue is actually tracking higher structurally then you guys thought that it would initially? I'm wondering over time, what's the potential for the growth rate of the recurring revenue, you guys (inaudible) currently?

Randy Fields

Okay. Two more really good questions. Yes, our belief in terms of topline recurring revenue growth have increased. Frankly, it's because our cross-selling activities are going better than we had seen historically, largely because in fact we're focused on it. So let me just give an example. One of our largest and best thought of compliance customers has come to us and said, “I've heard about your out-of-stock work. I want to do that now,” and that will be a significant—have a significant impact. In turn, they’ve referenced what we're doing to yet another one of our customers, and told them that they should go from doing out-of-stock work into compliance.

So we're seeing more cross-selling opportunities, number one. Number two, the Tier 2 initiative although slower than we would like, I think all of us have become what I call true believers in terms of what that can do for the business. So everything inside the business that looks like recurring revenue feels very good to us.

As you certainly know about us, we're operational in nature. What we care about primarily is that customer experience. Remembering that if you grow at 15% in recurring revenue that means you're probably increasing that customer exposure or number of customers, if you will, by about double that, 30% plain. Once you are at the 30% growth rate of customers - not revenue, but of customers - it puts an enormous burden on the business to maintain that customer satisfaction and the customer success.

So we feel as if the kind of revenue that we want to see is low double digits, and we can maintain that customer experience at that rate. But you're right: it is higher than we used to think.

Ananda Baruah

Got it. That's really helpful. How should we think about structural recurring revenue operating margin? I know it's software, so it tends to be a little bit higher. But what is the—are you there yet? If not, sort of what are the sign posts for getting there? How should we think about what those levels can be over time?

Randy Fields

I think John said in his commentary, and certainly all of us agree, that on the recurring revenue side of the business, which will dominate the business going forward, we would expect that incremental revenue produces about $0.80 of earnings and cash flow on every dollar of that revenue. We think we've matured. We think we’re there. John's team has certainly done an extraordinary job of cost control.

The truth of the matter is, we are feeling very good about our ability to maintain that profitability. It's becoming a competitive advantage. I think I mentioned that a couple of other people that we know that have services somehow like ours, or that are in call it quasi-competitive space, are in serious financial trouble. That's causing interest in what we do to increase.

So, strong balance sheet, maintain our profitability - one more time GAAP profitability, not non-GAAP - doing that is we think the way forward; we're going to be conservative in our approach and protect that profitability and cash flow for the Shareholders.

Park City Group – Fiscal Fourth Quarter and Full Year 2020 Earnings Call, September 28, 2020

Ananda Baruah

That's really helpful. One last one from me, how should we think about the strategic priorities, the next year (phon)?

Randy Fields

The overall priorities of the business are really the same, more of the same. We're growing out in terms of adding additional Tier 1 and Tier 2 hubs. That's historically been a major source of growth for us. We're on the same track, and perhaps the only thing that's different is that we are more focused than we've historically been on expanding our footprint within any given customer cross-selling, up selling. That is going very, very well.

Our theory always was, and I want to emphasize it, that when you take great care of a customer, when you are successful in terms of the technology, and you've serviced them well so they feel like they are in a relationship with you, they are far more willing to buy other offerings. Probably for the first time in the history of the business, that is a major focus of ours. At this point I'm surprised at how well we're doing with that. So that's really the focus.

We will add some activity outside the U.S., but that will be incidental. We have begun a couple of other little things that we're doing. As you know, we did some government work. We're switching how we do that government work, but still doing a little bit, some pilots, and we're going to experiment with an idea around how we can monetize some of the data that we have to the benefit of our customers. We’re always a little experimental. I don't want it to sound like a shiny new object, because for us right now, it's blocking and tackling. As I said, we have a pipeline that's the largest in history of the business.

Ananda Baruah

Great, thanks so much. Appreciate it.

Randy Fields

Thanks, Ananda.

John Merrill

Thanks, Ananda.

Operator

There are no further questions at this time. I would like to turn the floor back over to John Merrill and Randy Fields for closing comments.

Randy Fields

Well, I think we feel very good about the year. Please remember, each quarter will not be terrific - the year will be very, very good. That's how we see it from today. Lots can happen out there for sure. The uncertainty of the world is extraordinary. I’m not saying anything that everyone doesn't already know, but we feel very good about where we're positioned, and we've got ourselves set in a way that will produce a very profitable year. So we feel good about where we are.

John, anything to add to that?

John Merrill

I agree 100%. For me it's recurring revenue, it's cash, it’s growth, it’s maximizing the profitability and keeping an eye on expenses.

Operator

That completes today’s call. Thank you for your participation. You may disconnect your lines at this time.